Exhibit 5.1

November 13, 2024

EchoStar Corporation
100 Iverness Terrace E.
Englewood, CO 80112

Ladies and Gentlemen:

I am the Chief Legal Officer and Secretary of EchoStar Corporation, a Nevada corporation (“EchoStar” or the “Company”). I have acted as counsel in connection with the offering of 11,503,682 shares of Class A common stock of EchoStar, par value $0.001 per share (the “Shares”) to be sold by the selling stockholders (the “Selling Stockholders”) pursuant to a registration statement on Form S-3 (the “Registration Statement”), which EchoStar has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus included in the Registration Statement (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by EchoStar, and I have examined such other agreements, instruments, documents and corporate records of EchoStar as I have deemed necessary or appropriate in order to deliver this opinion. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, public officials and others.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, I am of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are limited to questions arising under the law of the State of Nevada. I do not express any opinion as to the law of any other jurisdiction.

The opinions expressed above are as of the date hereof only, and I express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which I learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. I assume no responsibility to update this opinion letter for, or to advise you of, any facts or circumstances of which I become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Chief Legal Officer and Secretary